Exhibit 10.1

@stockgroup.com
[LOGO]


                          ENTERPRISE FINANCIAL WEBSITE
                        DEVELOPMENT & SOFTWARE LICENSING
                                    AGREEMENT

This Agreement (the "Agreement") is entered into by and between Stockgroup.com Media, Inc., a British Columbia Corporation with its head office located at 500-750 West Pender Street, Vancouver, BC, V6C 2T7 ("Stockgroup") and Asia Exchange Information Service Pte Ltd., a Singapore Corporation with its head office located at 9 Senoko Drive, Singapore 758197 ("AEIS"), known jointly as the Parties. In consideration of the mutual covenants and agreements of the Parties herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

WEBSITE DEVELOPMENT

1.   Website Specifications

(i) Stockgroup agrees to develop an enterprise financial web site for AEIS, which will generally encompass the scope outlined in Schedule A to this Agreement.

(ii) The enterprise financial web site will be based on computer source code (the "Code") used by Stockgroup for its www.smallcapcenter.com website and Stockgroup hereby grants a fully paid-up, exclusive, non-transferable license (the "License") to AEIS for the use of the Code necessary to operate web sites in the countries agreed upon as set out in the Schedule D attached (the "Licensed Countries"), except that this License does not convey to AEIS any rights to sell the Code to any third party without Stockgroup's express written permission. The License transfers to AEIS neither the title nor any proprietary or intellectual property rights to the Code, or any copyrights, patents or trade marks, embodied or used in connection therewith, except for the rights expressly granted herein. Additionally, the exclusivity provisions of the License apply only to Licensed Countries agreed upon and this Agreement places no restrictions on the sale of other products or services Stockgroup may offer in the Licensed Countries. And, for greater clarity, this Agreement does not preclude Stockgroup from the sale of its news products, website development and/or maintenance products, Internet marketing services, broadcasts, advertising, or any other products or services, other than its technology platform which is licensed hereunder to AEIS, which it may develop and market for sale in the Licensed Countries. In addition, Stockgroup may offer for sale or license the "Code" to any party residing outside the Licensed Countries Provided Always that Stockgroup shall impose conditions to such sale or license to prevent the Code from being used in direct competition with the products and services offered by the web sites covering the Licensed Countries which are started by AEIS or AEIS in collaboration with a third party.

(iii)The exclusivity provisions of the License shall be lifted for each of the Licensed Countries unless the Company shall:

     (a) on or before 31 March 2001 enter into binding contractual commitments with separate legal entities for purposes of setting up web sites dedicated to the delivery of financial information relating to stock markets in Australia, Malaysia and Hong Kong;

     (b) on or before 30 June 2001 enter into binding contractual commitments with separate legal entities for purposes of setting up web sites dedicated to the delivery of financial information relating to stock markets in Taiwan, Japan and China;

     (c) on or before 31 December 2001 enter into binding contractual commitments with separate legal entities for purposes of setting up web sites dedicated to the delivery of financial information relating to stock markets in Philippines, Thailand, Indonesia, Korea, India, Sri Lanka, New Zealand and any other Asian countries not previously mentioned;

     Provided always that the relevant legal entity in the aforesaid countries must have a minimum issued and paid up share capital (or its equivalent) of S$2,000,000. Fore the avoidance of doubt, the exclusivity provision shall only be lifted for that particular Licensed Country which the Company fails to fulfil its obligations under this Clause 1 (iii). In any event, the exclusivity provistions of this License shall be lifted on 18 January 2003.

(iv) The enterprise financial web site design and functionality will be path dependent. AEIS will be responsible to articulate in writing the desired final functionality and state of the enterprise financial web site (the "Functional Specifications") clearly prior to the initiation of the development process. AEIS acknowledges that the choices it makes in the design process will constrain later development efforts. It is agreed that AEIS and Stockgroup will reach agreement as to the Functional Specifications prior to payment of the second installment of the Agreement and that Stockgroup may charge AEIS for any subsequent material changes to the Functional Specifications based on the rates set in Clause 3(ii).

2.   Site Development Fees


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(i)  AEIS will pay Stockgroup [*******](1) to develop the enterprise financial web site, based on the payment plan agreed to in Schedule B to this Agreement.

(ii) AEIS agrees to reimburse Stockgroup for all reasonable travel expenses, based on the terms in Schedule B. It is agreed these expenses will include flights, accommodations and monthly food allowances (the "Expenses"), which Stockgroup incurs to send its staff to Asia to complete the terms of the Agreement. Stockgroup agrees that any particular expense over US$2,000 in relation to this arrangement must be pre-approved by AEIS. Both Parties agree to the principle that Stockgroup staff will be housed in lodging comparable to those which would be used in Canada for similar purposes and that the monthly food allowance will be based on Canadian standards for a similar situation.

(iii)AEIS shall be responsible for all taxes and/or duties, if any, in Singapore arising out of this Agreement.

(iv) If AEIS is in default of payment for fees under the terms in Schedule B for a period of greater than thirty (30) days, Stockgroup has the right to terminate the license and demand delivery of any copies of the Code in the possession of AEIS until payment and interest charges on arrears are made in full.

(v) Stockgroup shall charge interest on any arrears payments which are over thirty (30) days overdue at a rate of two percent (2%) per month.

3.   Implementation, Training and Support

(i) Stockgroup will deliver an implementation plan to AEIS within thirty (30) days of receipt of the initial payment referenced in Schedule B;

(ii) It is agreed this Agreement will include a training and support package wherein AEIS will pay Stockgroup for staff which Stockgroup will provide on a dedicated basis to train AEIS in techniques for management and maintenance of the Site. The billing rate shall be set at [*******](2) per day for Stockgroup senior staff (the "Senior Staff") and at [*******](3) per day for Stockgroup junior staff (the "Junior Staff"). Stockgroup warrants that it will provide for an allocation of qualified staff for these duties and in return AEIS agrees it will pay for the minimum take-up (the "Minimum Hourly Budget") for these training services. This Minimum Hourly Budget is a budget of two (2) persons at [*******](4) per day for the first three (3) months following final delivery and acceptance of the Site (the "Launch"). Stockgroup will have full discretion on which staff it allocates to these duties. Additionally, as referenced in Clause 2(ii), AEIS will compensate Stockgroup for Expenses which Stockgroup staff incur when travelling;

(iii)Should AEIS require additional training services from Stockgroup in addition to the Minimum Hourly Budget referenced in Clause 3 (ii), either during or after development of the Site, AEIS agrees to compensate Stockgroup for these services at the rates referenced in Clause 3(ii). Additionally, in the event that AEIS requests more than two (2) dedicated staff to be assigned by Stockgroup at any one time to travel to AEIS's premises, Stockgroup may bill for hours related to services provided by these additional staff at the rates referenced in Clause 3 (ii) irrespective of whether AEIS has used the full amount of the Minimum Hourly Budget.

(iv) The period during which AEIS may use the Minimum Hourly Budget will conclude ninety (90) days from Launch, unless otherwise agreed by Stockgroup.

4.   Quality Control During Development

(i) Stockgroup will create the enterprise financial web site based on a graphical mock-up agreed upon between AEIS and Stockgroup and will work with AEIS through additional mock-up phases to ensure the layout and design of the Site meet the standards agreed to by the Parties.

(ii) It is agreed that AEIS will designate a staff member who will act as the primary liaison contact (the "Point Person") between AEIS and Stockgroup. Both Parties will rely on agreement that this Point Person has been delegated the authority to provide authoritative direction to Stockgroup on behalf of AEIS.

5.   Site Development Exclusions

(i) Other than as referenced in Clauses 3 and 7, Stockgroup will not provide maintenance for the enterprise financial web site.

(ii) AEIS will cover the cost of all hardware, third party services, third party software and third party licenses necessary for the enterprise financial web site;

(iii)Editorial content and other proprietary information which Stockgroup posts to, or displays on, www.smallcapcenter.com do not form part of this Agreement and are expressly excluded from inclusion in development of the enterprise financial web site;

(iv) The technical analysis scoring system in www.smallcapcenter.com (the "Technical Scoring System") does not form part of this Agreement and is expressly excluded from inclusion in development of the enterprise financial web site.

6.   Site Monitoring

(i) It is agreed AEIS will assign its own staff members to monitor the enterprise financial web site after the time the first web site goes live (the "Live Launch") and that Stockgroup will support AEIS in this function, however it is also agreed that machine uptime and technical monitoring shall be the responsibility of AEIS.


SOFTWARE MAINTENANCE SUPPORT

7.   Software Upgrade Provisions

(i) Stockgroup will provide AEIS with software upgrades (the "Upgrade Package") to support the normal operation of the first web site for a period of two
     (2) years following the Live Launch (the "Initial Upgrade Term"). The Upgrade Package will include standard improvements to the software and technical infrastructure of www.smallcapcenter.com;

(ii) AEIS will be responsible for the implementation of all upgrades and maintenance of the said site;

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(1)  Subject of a request for confidential treatment. Redacted information filed separately with the Commission.

(2) Subject of a request for confidential treatment. Redacted information filed separately with the Commission.

(3) Subject of a request for confidential treatment. Redacted information filed separately with the Commission.

(4) Subject of a request for confidential treatment. Redacted information filed separately with the Commission.



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(iii)Commencing upon Live Launch, AEIS shall pay to Stockgroup an annual upgrade fee (the "Upgrade Fee") for the Upgrade Package;

(iv) The Parties agree the Upgrade Fee shall be [*******](5) per annum. Payment of the pro-rata portion of the Upgrade Fee for the first year of the Ugrade Package will be due and payable by December 31, 2000. Thereafter a payment of [*******](6) will be due and payable on a quarterly basis at the end of each quarter ending March, June, September, and December;

(v) It is agreed Stockgroup may increase the rate of the Upgrade Fee after the expiration of the Initial Upgrade Term.

8.   Limitation of Liability

(i) AEIS agrees to indemnify and hold harmless Stockgroup against any and all claims, damages, liability or expenses (including reasonable attorney's fees) incurred in connection with any suit or claim that may be instituted or brought against AEIS, or any loss of profits, use, data, or other economic advantage occurring as a result of AEIS not installing upgrades to the Site provided by Stockgroup as part of the Upgrade Package. In this regard, Stockgroup will use reasonable commercial efforts to advise AEIS of any upgrades it considers may be of a significantly important nature.

9.   Exclusions

(i) Future major product and service developments ("Major Developments") which Stockgroup considers to be significant additions to www.smallcapcenter.com are expressly excluded from inclusion in the License and Software Upgrade Package. It is agreed Stockgroup will provide AEIS with the opportunity to purchase such Major Developments once launched on www.smallcapcenter.com for an additional cost.

(ii) Editorial content, financial information, and other proprietary information which Stockgroup posts to, or displays on, www.smallcapcenter.com and all third part information do not form part of this Agreement and are expressly excluded from inclusion in the development phase of this Agreement or any Upgrade;


(iii)The technical analysis scoring system in www.smallcapcenter.com (the "Technical Scoring System") does not form part of this Agreement and is expressly excluded from inclusion in the development phase of this Agreement or any Upgrade.

LICENSING OF ADDITIONAL SITES

10.  Additional Licenses

(i) During the first three (3) years following Live Launch (the "License Period"), AEIS agrees to pay Stockgroup an additional license fee of [*******](7) ("Additional License Fee") per country (other than for the country in which the first web site is situated in) in which AEIS enters into an agreement ("Additional License Agreement") with a third party to operate an enterprise financial web site for such a party in each of the Licensed Countries. In addition, AEIS shall pay to Stockgroup a royalty fee calculated at [*******](8) per annum of the revenue derived by each of the web site entities, payable quarterly in arrears. This obligation to pay royalty on each such web site revenue shall terminate at the end of five years from the date of the relevant Additional License Agreement governing that web site. For the avoidance of doubt, the Additional License Fee is payable only once for each Licensed Country irrespective of the number of enterprise financial web site so established in that Licensed Country and no Additional License Fee is payable for the Licensed Country in which the first web site is situated.

(ii) AEIS will notify Stockgroup of its intention to use the Code to establish an enterprise financial web site in any of the Licensed Countries (other than in the Licensed Country in which the first web site is situated in) at least 30 days prior to the live launch of the said web site and AEIS will be in material breach of this contract if Stockgroup has not received payment in full for the Additional License Fees within fourteen (14) days of the live launch of the said web site.

11.  Breach

(i) THE PARTIES EXPLICITLY AGREE THAT THE FAILURE OF AEIS TO NOTIFY STOCKGROUP OF ADDITIONAL WEBSITES THAT UTILIZES THE CODE BY AEIS TO ANY THIRD PARTY WITHOUT STOCKGROUP'S PRIOR WRITTEN CONSENT EACH CONSTITUTES A MATERIAL BREACH OF THIS AGREEMENT AND FEES OF [*******](9) PER WEBSITE WILL BE DUE TO STOCKGROUP FOR EACH WEBSITE FOR WHICH STOCKGROUP HAS NOT BEEN NOTIFIED BY AEIS AND/OR FOR WHICH AEIS HAS NOT MADE PAYMENT FOR ON THE TERMS NOTED IN CLAUSE 10 (i) AND/OR WHICH AEIS HAS SOLD TO A THIRD PARTY WITHOUT STOCKGROUP'S PRIOR WRITTEN CONSENT. THE PARTIES EXPLICITLY AGREE THAT THE WILFUL DISCLOSURE BY AEIS OF THE CODE TO ANY THIRD PARTY WITHOUT THE PRIOR WRITTEN CONSENT OF STOCKGROUP REPRESENTS A MATERIAL BREACH OF THIS AGREEMENT FOR WHICH DAMAGES OF [*******](10) WILL BE DUE TO STOCKGROUP .


12.  Additional License Development Support

(i) Stockgroup agrees to provide a reasonable allocation of staff to meet requests from AEIS for technical support in the development of the enterprise financial web sites in the Licensed Countries beyond the first such web site. The billing rate for these services shall be set at [*******](11) per day for Stockgroup senior staff (the "Senior Staff") and at [*******](12) per day for Stockgroup junior staff (the "Junior Staff"). Additionally, as per the terms of Clause 2(ii), AEIS agrees to reimburse Stockgroup for all reasonable travel

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(5)  Subject of a request for confidential treatment. Redacted information filed separately with the Commission.

(6) Subject of a request for confidential treatment. Redacted information filed separately with the Commission.

(7) Subject of a request for confidential treatment. Redacted information filed separately with the Commission.

(8) Subject of a request for confidential treatment. Redacted information filed separately with the Commission.

(9) Subject of a request for confidential treatment. Redacted information filed separately with the Commission.

(10) Subject of a request for confidential treatment. Redacted information filed separately with the Commission.

(11) Subject of a request for confidential treatment. Redacted information filed separately with the Commission.

(12) Subject of a request for confidential treatment. Redacted information filed separately with the Commission.


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expenses, Stockgroup may incur to provide these services. It is agreed expenses in this regard will include costs for flights, accommodations and monthly food allowances, which Stockgroup incurs to send its staff to Asia to complete the terms of the Agreement.


GENERAL

13.  Cost of Third Party Services

(i) AEIS will be responsible for all costs related to news feeds, data feeds, stock quote feeds and/or any other third party services fee charges which it may incur to operate the enterprise financial web sites.

14.  Content Ownership and Responsibility

(i) AEIS will retain all rights, title and interest in and to the proprietary content it displays and posts on enterprise financial web sites which it operates worldwide, including, but not limited to, all ownership of all copyrights and other intellectual property rights therein, and rights under copyright;

(ii) AEIS acknowledges that this Agreement does not provide it with any proprietary right to any news feeds, data feeds or stock quote feeds provided by third party suppliers and that AEIS will post on the enterprise financial web sites which it operates whatever disclaimers or notices are required by Stockgroup or its third party suppliers regarding these news feeds, data feeds or stock quote feeds;

(iii)AEIS acknowledges that Stockgroup.com has no responsibility or input or editorial function in respect to the content which AEIS posts to the enterprise financial web sites which it operates and that AEIS assumes sole responsibility and liability for the contents thereof, and for any consequences arising therefrom;

(iv) AEIS agrees to post Stockgroup attribution and the Stockgroup logo on each page of the enterprise financial web sites which it operates that utilizes the code. This notice will also include a hyperlink to Stockgroup's website. Should Stockgroup so request, AEIS agrees that it will remove this notice and hyperlink upon one (1) day's notice from Stockgroup. Stockgroup may, in its sole discretion, replace the logo with any other Stockgroup-identifying logo.

(v) AEIS agrees to offer to Stockgroup the right to purchase its proprietary content if any and all web sites on normal commercial terms

15.  Representations and Warranties

(i) Each signatory to this Agreement represents and warrants to the other party that it has the requisite authority to enter into this Agreement;

(ii) Each party represents and warrants to the other that it owns or possesses all rights (including, without limitation to, Trademarks) necessary for it to be able to enter into and carry out the duties pursuant to this Agreement and the entering into of and the carrying out of duties pursuant to this Agreement will not:

     (a) result in a breach of, or constitute a default under, any instrument, contract, document or agreement, to which it is a party; and/or

     (b) result in a breach of any law, rules, regulations, ordinances, order, judgment or decree of or undertaking to any court, government body, statutory authority or regulatory body (including, without limitation, any relevant stock exchange or securities council) to which it is a party.

(iii)EXCEPT AS PROVIDED IN THIS CLAUSE 15, STOCKGROUP MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY ANY PERSON OR ENTITY FROM THE USE OF THE SITE AND HTML CONTENT OR ANY DATA INCLUDED THEREIN. STOCKGROUP MAKES NO EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE BY ANY USER OF THE SITE AND AEIS AGREES THAT IN NO EVENT WILL STOCKGROUP BE LIABLE FOR THE RESULTS OF ANY USER OF THE SITE. WITHOUT LIMITATION, STOCKGROUP DOES NOT WARRANT THAT SOFTWARE WILL MEET ALL OF AEIS' REQUIREMENTS OR THAT ITS OPERATION WILL BE UNINTERRUPTED OR ERROR-FREE

(iv) EXCEPT UNDER CLAUSES 11, 16 and 17, IN NO EVENT WILL EITHER PARTY BE LIABLE FOR ANY INDIRECT, PUNITIVE, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGE IN CONNECTION WITH OR RELATED TO THIS AGREEMENT (INCLUDING LOSS OF PROFITS, USE, DATA, OR OTHER ECONOMIC ADVANTAGE), HOWSOEVER ARISING, EITHER OUT OF BREACH OF THIS AGREEMENT, INCLUDING BREACH OF WARRANTY, OR IN TORT, EVEN IF THE OTHER PARTY HAS BEEN PREVIOUSLY ADVISED OF THE POSSIBILITY OF SUCH DAMAGE

(v)  Stockgroup represents and warrants that:

     (a) Stockgroup is the sole unencumbered legal and beneficial owner and, where registered, the sole registered propreitor of all intellectual property and other rights in the Code and Stockgroup has not licensed the Code to any party for use in the Licensed Countries.

     (b) All rights relating to the intellectual property in respect of the Code are in full force and effect and all steps have been taken to fully protect the Code and intellectual property rights in the Code;

     (c) None of the intellectual property rights contained in the Code has been wrongfully or unlawfully acquired. If required, Stockgroup would produce complete and accurate copies of all documentation by which Stockgroup acquired from any third party ownership of the intellectual property rights relating to the Code;

     (d) Stockgroup has absolute title and right to and copyright in each item of the Code, including source code, object code, user and other manuals, tapes, indices, descriptive memoranda, original listings, development and working papers, calculations and all other relevant documents, media and confidential information, free from all encumbrances and adverse claims;

     (e) All source codes, tapes, indices, descriptive memoranda, original listings, development working papers, calculations and any other documents or media reasonably necessary to prove authorship and ownership of copyright in the Code are in the possession, custody or control of Stockgroup and Stockgroup is not a party to any contract requiring them to place in escrow or otherwise to permit any third party to use or have access to the source code to the Code;



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     (f)  The Code, the intellectual property rights contained therein, and the validity or subsistence of Stockgroup's right, title and interest therein, is not the subject of any current, pending or threatened challenge, claim or proceedings, including for opposition, cancellation, revocation or rectification.

     (g) None of Stockgroup's intellectual property rights in respect of the Code is currently being infringed by any third party and no third party has threatened any such infringement;

     (h) Nothing contained in the Code and no activities engaged in by Stockgroup in relation to the Code (including the License granted herein) would infringe any intellectual property or other rights belonging to any third party.

(vi) The provisions of this Clause 15 and any other provisions in this agreement which must survive to give effect to their meaning, shall survive any termination of this Agreement.

16.  Mutual Indemnification

(i) AEIS shall indemnify, defend and hold harmless Stockgroup from and against any and all claims, damages, liability or expenses (including reasonable attorney's fees) incurred in connection with any suit or claim that may be instituted or brought against AEIS alleging the content AEIS posts to the Site infringes any third party rights or as a consequence of AEIS violating any criminal, civil, or securities related laws or regulations to which it may be subject;

(ii) Stockgroup shall indemnify, defend and hold harmless AEIS for and against any and all claims, damages, liability or expenses (including reasonable attorney's fees) incurred in connection with any suit or claim that may be instituted or brought against Stockgroup alleging that the activities of Stockgroup infringe any third party rights or as a consequence of Stockgroup violating any criminal, civil, or securities related laws or regulations to which it may be subject, by providing the services hereunder.

(iii) Each of the parties undertakes to indemnify and keep indemnified the other party against any loss, liability, claims, costs and expenses suffered by the other party as a result of, or in connection with or arising from any breach of any of the representations and warranties contained in clause 15.

17.  Confidentiality

(i) Stockgroup agrees that all Confidential Information communicated to it by AEIS is done so in confidence for use by Stockgroup only for the purposes of providing the services as set out in this Agreement (the "Services") and shall not be used to compete with AEIS and shall not be disclosed to any third party without the prior written consent of AEIS;

(ii) AEIS agrees that all Confidential Information communicated to it by Stockgroup is done so in confidence for use by AEIS only for the purposes of providing the Services and shall not be used to compete with Stockgroup and shall not be disclosed to any third party without the prior written consent of Stockgroup;

(iii) "Confidential Information" shall mean all information in any form which one of the Parties designates as "Confidential" and which it notifies the nature of to the other Party, in advance, so that the other Party has the opportunity to refuse receipt thereof and includes, without limitation, printed or verbal communications and information stored in printed optical or electromagnetic format, which relates to a Party; electronic data processing applications, routines, subroutines, techniques or systems; information which incorporates or is based upon proprietary information of either Party; or information concerning business or financial affairs, product pricing, financial conditions or strategies, marketing, technical systems of either Party; or any information concerning customers or vendors of either Party; or any data exchange between a Party and any customers or vendors. Exceptions to Confidential Information include (1); information lawfully in the public domain through no violation of a duty of confidentiality; (2) information developed independently by a Party without reference to information disclosed in receiving or providing the Services; or (3) information received from a third party without restriction and/or breach of this or a similar Agreement. It shall not be a violation of this Clause 17 to disclose Confidential Information in compliance with any legal, accounting or regulatory requirement beyond the control of either Party, but in such case, prior to disclosure, the disclosing Party shall give written notice to the other Party to permit that Party an opportunity to oppose disclosure. This Clause 17 and the covenants and conditions contained herein will survive any termination of any agreements or relationship between the Parties;

(iv) Stockgroup designates the Code as Confidential information and AEIS agrees to this designation by signing this Agreement. Additionally, AEIS agrees to treat the Code as Confidential Information and shall not disclose the Code to any joint venture partner, supplier, client or any other party. Additionally, AEIS agrees to implement strict controls so that the Code remains secure within its possession. AEIS agrees that disclosure of the Code or failure to protect the Code represents a material breach of this contract subject to the damages in Section 11.

(v) Stockgroup designates this Agreement as Confidential Information and AEIS agrees to this designation by signing this Agreement

(vi) Both Parties warrant that they will restrict their use of the confidentiality provisions in this Clause 17 to the minimum necessary to complete this project and will not unreasonably use this provision to impair the ability of the other Party to compete;

(vii)Both Parties warrant that all information shared prior to the signing of this Agreement is not designated Confidential Information.

18.  Term, Assignment and Termination

(i) The enterprise financial web site development component of this Agreement is effective upon signing of the Agreement by the Parties and shall remain in effect until Live Launch ;

(ii) The Upgrade Package component of this Agreement is effective upon Live Launch and shall remain in effect for a period of two (2) years following Live Launch;

(iii)This Agreement may not be assigned by either AEIS or Stockgroup unless mutually agreed upon in writing except that either party may assign this Agreement in connection with a sale of all or substantially all of such Party's assets;

(iv) In the event that either party hereto defaults in the performance of any of its material duties hereunder and such default is not cured within thirty
     (30) days after written notice is given to the defaulting party specifying the default, then the Party not in default, after giving written notice thereof to the defaulting party, may terminate this Agreement;

(v) The Upgrade Package is non-cancelable during the Initial Upgrade Term. After expiration of the Initial Upgrade Term, either Party may terminate the Upgrade Package with ninety (90) days' prior written notice to the other. After the Initial Upgrage Term, the Upgrade Package shall automatically renew each year for successive one (1) year terms, unless either party notifies the other, in writing, of its decision not to renew at least ninety (90) days prior to the end of any such one (1) year renewal term.

19.  Miscellaneous



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(i)  Independent Contractor
          In respect to its responsibilities under this Agreement, Stockgroup shall act solely as an independent contractor in its performance hereunder. This Agreement does not confer the authority to either Party to bind or commit the other Party to agreements of any kind.

(ii) Audit
          Stockgroup will have the right to view the audit results of audits conducted by a AEIS's independent auditors and AEIS will allow reasonable access to its financial records by Stockgroup's internal and external auditors so that they may conduct whatever audit(s) Stockgroup in its sole discretion may deem appropriate

(iii) Entire Agreement
          This Agreement constitutes the entire understanding and contract between the Parties and supersedes any and all prior and contemporaneous, oral or written representations, communications, understandings and agreements between the Parties with respect to the subject matter hereof, all of which representations, communications, understandings and agreements are hereby canceled to the extent that they are not specifically merged herein. Except as listed in Clause 15, the Parties acknowledge and agree that neither of the Parties is entering into this Agreement on the basis of any representations or promises not expressly contained herein. This Agreement may be amended only by written addendum executed by both Parties;

(iv) Severability
          In the event that any provisions of this Agreement are held to be invalid, the Parties agree that the remaining provisions shall be deemed to be in full force and effect as if they had been executed by both Parties subsequent to the expungement of the invalid provision(s);

(v)  Force Majeure
          Neither Party shall be in default or otherwise liable for any delay in or failure of its performance under this Agreement resulting directly or indirectly from service outages resulting from equipment and/or software failure and/or telecommunications failures, power failures, failures of third party service providers (including providers of Internet Services, telecommunications, credit card services, news feeds, data feeds and stock quote feeds), fire, flood, earthquake, acts of nature, acts of any government or governmental body, acts of war (declared or undeclared), civil actions, strikes or labor disputes, or any other cause beyond the control of either party;

(vi) Governing Law and Jurisdiction for Disputes and Notices
          Both Parties agree that all legal disputes shall be decided in the jurisdiction of Singapore and be governed by the laws of Singapore and that all notices regarding this agreement shall be provided to either party at the addresses aforementioned on normal business days between the hours of 8:30am-4:30pm Singapore time.

(vii) Additional agreements
          This Agreement is conditional and will become null and void at the option of Stockgroup in the absence of the completion of supporting agreements which evidence the following:

          (a) The grant of a [*******](13) ownership in the voting stock of AEIS to Stockgroup which is equal in every way to the ownership interests of the other initial shareholders of AEIS with anti dilution protection;
          (b) The grant of an option to Stockgroup for an additional [*******](14) of the outstanding voting stock of AEIS at an option exercise price of [*******](15) per share. This option will have an expiry term of the lessor of 5 years from the date of this Agreement, or the date of a public offering of AEIS (or any corporation through which AEIS goes public);
          (c) An agreement, which provides Stockgroup with [*******](16), rounded to the next whole number, of the director positions on the Board of Directors of AEIS.

(viii) Press Releases
          Neither Party will make or issue any external press statement regarding the terms of this Agreement unless (a) it has received the express written consent of the other Party, both as to the timing and the content of the press release, which will not be unreasonably withheld or (b) it is required to do so by law, regulation or the rules of any securities market.


SIGNED in the Republic of Singapore, this 18th day of January, 2000.


STOCKGROUP.COM MEDIA, INC.              ASIA INFORMATION EXCHANGE SERVICES


____________________________________    Signature:   ___________________________

Marcus New - Chief Executive Officer    Name:        ___________________________


----------

(13) Subject of a request for confidential treatment. Redacted information filed separately with the Commission.

(14) Subject of a request for confidential treatment. Redacted information filed separately with the Commission.

(15) Subject of a request for confidential treatment. Redacted information filed separately with the Commission.

(16) Subject of a request for confidential treatment. Redacted information filed separately with the Commission.

                                        Title:       ___________________________

@stockgroup.com
[LOGO]


                          ENTERPRISE FINANCIAL WEBSITE
                             DEVELOPMENT & LICENSING
                                    AGREEMENT

                                   SCHEDULE A

                                Website Features

INTRODUCTION

Description
Stockgroup will develop an Internet financial site (the "Site") for AEIS. The specific functionality of the Site will be based on the current version of smallcapcenter.com (http://www.smallcapcenter.com) and will rely on the instructions of AEIS.

The specific functionality and content elements of the Site will depend on a complex set of variables including the nature of the content provided, the frequency of Site changes, available data and content and will be subject to design and technology limitations inherent in Internet technologies.

Path Dependencies
The Site design and functionality will be path dependent. Choices made early in the design process will constrain later development efforts. For this reason it is imperative that AEIS, articulate the desired final functionality and state as clearly as possible prior to the initiation of the development process.


SITE CHARACTERISTICS

Design and Layout
The design and functionality will reflect the functionality of smallcapcenter. AEIS will guide the creative aspects and specific features.

Navigation
The Site will incorporate navigation menus enabling users to access each major area of the Site from the rest of the Site. The navigation elements will be standardized throughout the Site and reflect the Site categories outlined by AEIS

Content Environment
The Site will incorporate a number of content presentation and management features. The functionality of the content environment will reflect the environment of smallcapcenter, however the nature of specific content areas will depend upon the nature of the content to be featured on the Site. Content functionality will include partially automated posting and archiving functions, such as a news cascade and archive area.

Data Elements
Stockgroup will create a set of data features for the Site in support of the content in the Site. The specific data features will be based on the instructions of AEIS. Data features will include such things as regularly updating indices, daily top traders, daily top price movers and user portfolios. The Site will have ability to collect data automatically about the users and the usage of the Site.

Personalization and Customization
The Site will have customization features for users. This will enable users to create such things as a portfolio in the Portfolio Tracker.


FEATURES AND CAPABILITIES

Discussion Forums
Site will include discussion forums. The discussion forums will have various links to other parts of the Site.

Portfolio Tracker
Stockgroup will create a Portfolio Tracker for the Site. The Portfolio Tracker is a tool, which allows users to create a portfolio within the Site. Once the user has set up the portfolio the Portfolio Tracker presents related information about the stocks in the portfolio for the user, including news and data features. The related information is drawn from the content and data provided by AEIS, and its data and content partners.

(continued)

                                   SCHEDULE A

                                Website Features


FEATURES AND CAPABILITIES (continued)

Research Tools
The site will enable users to look up data on individual stocks, based on the content provided by AEIS. The research tools consist of a series of menus, radio buttons, check boxes and the like, which enable the user to search for stocks based on user defined criteria, from the database and data feed provided by AEIS, and its data suppliers. Stockgroup will create the user interface and data integration for the research tools.

Quotes, Charts and Company Information
The site will include the ability to look up and present information about individual stocks based on a ticker symbol look up.

Email Services and Capabilities
The site will have the ability to collect email addresses for mailing lists.

Forms
Various forms for gathering user information will be available on the site. These will be used by users for such things as registering to use the site, for surveys and to request help.

Help and FAQ
The site will have a help section. Stockgroup and AEIS will provide the content. Stockgroup will provide the technical help in English.

Mass Customization
The site will have user customization features; enabling site users to customize the site based on their preferences or interests within the content environment. These will include the ability to develop a portfolio and receive information about certain stocks.

@stockgroup.com
[LOGO]


                          ENTERPRISE FINANCIAL WEBSITE
                             DEVELOPMENT & LICENSING
                                    AGREEMENT

                                   SCHEDULE B

                      Payment Terms for Website development

                             component of Agreement


[*******](17)



     EXPENSE REIMBURSEMENT

     In addition to the aforementioned fees, it is agreed AEIS will reimburse Stockgroup monthly for all reasonable travel expenses, including flights, accommodations and monthly food allowances, which Stockgroup incurs to send its staff to Asia to complete the terms of the Agreement. Stockgroup agrees that any particular expense over US$2,000 in relation to this arrangement must be pre-approved by AEIS.

Initials:

Stockgroup:                                                   AEIS:

----------                                                    ----------

----------
(17) Subject of a request for confidential treatment. Redacted information filed separately with the Commission.

                                   SCHEDULE C

                               Contact Information

STOCKGROUP:

Business Contact:          Marcus New
Title:                     CEO
Email Address:             marcusn@stockgroup.com
Telephone:                 604.331.0995 ext. 100
Fax:                       604.331.1194


Technical Contact:         Craig Faulkner
Title:                     Chief Technology Officer
Email Address:             cfaulk@stockgroup.com
Telephone:                 604.331.0995 ext. 104
Fax:                       604.331.1194


Accounting Contact:        John Dawe
Title:                     Vice President Finance
Email Address:             johnd@stockgroup.com
Telephone:                 604.331.0995 ext. 105
Fax:                       604.331.1194


AEIS:

Business Contact:          H.P. Mun
Title:                     President
Email Address:             hpmun@rfdevices.com
Telephone:                 (65)-7412190
Fax:                       (65)-7411536

                                   SCHEDULE D

                                AGREED COUNTRIES

Australia
China
Hong Kong
India
Indonesia
Korea
Japan
Malaysia
Pakistan
Philippines
Taiwan
Thailand
Singapore
Sri Lanka
Any other countries in Asia not mentioned above.